Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is signed on the 16th day of March, 2017, effective as of the 1st day of January, 2017, by and between Arotech Corporation, a Delaware corporation with its offices at 1229 Oak Valley Drive, Ann Arbor, Michigan 48108 (the “Company”), and Dean M. Krutty, an individual residing at 8025 Trillium Lane, Canton, Michigan 48187 (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company’s subsidiary FAAC Incorporated and the Executive are parties to an amended and restated employment agreement dated in February 2012 (the “Original Agreement”); and

WHEREAS, the Company and the Executive now wish to make the Executive a direct employee of the Company and to extend the Executive’s employment and to supersede the Original Agreement in its entirety in accordance with the terms of this Agreement;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.          Title and Duties.

(a)          The Executive will serve as Executive Vice President – North American Operations of the Company, except that the Company may, from time to time, change the title and/or duties of the Executive in such manner as shall not unduly prejudice the rights of the Executive hereunder. The Executive will report to the President of the Company or to such other person as shall be designated, from time to time, by the Board of Directors of the Company. For the avoidance of doubt, the Executive may from time to time be required to serve as Acting CEO of the Company, but the addition and/or removal of that function from the Executive’s title and/or duties shall not be deemed to unduly prejudice the rights of the Executive hereunder.

(b)          The Executive shall devote his full working time, attention, energies and best efforts to the business and affairs of the Company and the performance of his duties hereunder and during the term hereof shall not undertake or accept any other employment or occupation, whether paid or unpaid. The Executive acknowledges and agrees that, although ordinary working hours are expected to be Monday through Friday, 8 a.m. to 5 p.m., under certain circumstances the performance of his duties hereunder may require additional time and/or domestic and international travel. The Executive acknowledges that this is a managerial position, and that accordingly overtime hours will be worked as needed, without additional compensation.

(c)          The Executive’s place of work will be in Ann Arbor, Michigan, or at such other place as the Company may from time to time specify, provided that the employment of the Executive on a permanent basis at a place which is located more than fifty (50) miles from Ann Arbor, Michigan shall be done only with the Executive’s prior consent.

2.          Compensation and Benefits.

(a)          The Company shall pay the Executive, as compensation for all of the employment services provided by him hereunder during the term of this Agreement, an annual base salary of two hundred sixty-five thousand dollars ($265,000) (the “Base Salary”). The

Base Salary will be paid semi-monthly in arrears on the fifteenth and final day of each month. The Base Salary will, effective January 1 of each year beginning January 1, 2018, be increased annually in accordance with the change in the Consumer Price Index for Urban Wage Earners and Clerical Workers in Detroit-Ann Arbor-Flint, Michigan (All Items), as reported by the Bureau of Labor Statistics of the United States Department of Labor, during the previous year. Additionally, the Base Salary shall be evaluated annually for an increase based upon the Executive’s performance during the prior year, effective January 1 of each year beginning January 1, 2018, in accordance with the Company’s procedures, and in the Company’s sole discretion.

(b)          The Company agrees to pay or cause to be paid to the Executive, in a single lump-sum payment in cash on each March 31 following the first anniversary of this Agreement, or as soon thereafter as may be possible in order to determine the relevant results of the Company (but in no event later than May 31 of each year), an annual bonus (if and to the extent earned according to the criteria below), as follows:

(i)          If, as of such anniversary, the Company shall have attained 100% of the Company’s Budgeted Number (as defined below) for the year preceding such anniversary, then Executive’s bonus shall be equal to 20% of Executive’s gross annual Base Salary as then in effect for the year preceding such anniversary;

(ii)          If, as of such anniversary, the Company shall have attained 110% of the Company’s Budgeted Number (as defined below) for the year preceding such anniversary, then Executive’s bonus shall be equal to 50% of Executive’s gross annual Base Salary as then in effect for the year preceding such anniversary;

(iii)          If, as of such anniversary, the Company shall have attained more than 100% but less than 110% of the Company’s Budgeted Number (as defined below), then Executive’s bonus shall be calculated as follows:

B =       (S x 20%) + (N-100)/10 x (S x 30%)

Where:

B  =       The amount of Executive’s annual bonus; and

N  =       The percentage of the Budgeted Number (as defined below) that was attained by the Company in the immediately preceding fiscal year;provided, however, that N is more than 100 and less than 110;

S  =        Executive’s gross annual Base Salary.

For the purposes of this Section 2(b), the Budgeted Number shall be the budgeted results of the Company as agreed by the Board prior to the end of each fiscal year for the fiscal year designated in such budget, and may include targets for any or all of the following factors: (i)

revenues; (ii) cash flow, and (iii) EBITDA. In the event that some but not all targets are reached, the Compensation Committee shall make a determination as to what percentage of the Budgeted Number was attained.

(c)          The Executive shall be entitled to a paid annual vacation of twenty-four (24) business days with respect to, and during, each twelve (12) month period of his employment hereunder, provided that up to five days of the unused portion of any such vacation, in respect to any year, may be carried forward only to the next year, with the remainder being redeemed by the Company for cash. Upon termination Executive shall be paid for all accrued but unused vacation. Any vacation days taken by Executive in advance of their actual accrual shall be considered an advance on wages and deducted from any wages owing at termination. Timing of vacations will be cleared in advance with the Company.

(d)          The Executive shall be entitled to paid sick leave of twelve (12) days with respect to, and during, each twelve (12) month period of his employment hereunder.

(e)          The Company shall provide the Executive and his family with medical insurance and related insurance benefits in accordance with its policies from time to time for all employees generally.

(f)          The Company shall reimburse the Executive’s work-related expenses, against proper receipts, subject to and in accordance with policies adopted, from time to time, by the Company.

3.          Confidential Information; Return of Materials; Inventions; Non-Solicitation.

(a)          In the course of his employment by the Company hereunder, the Executive will have access to, and become familiar with, “Confidential Information” (as hereinafter defined) of the Company. The Executive shall at all times hereinafter maintain in the strictest confidence all such Confidential Information and shall not divulge any Confidential Information to any person, firm or corporation without the prior written consent of the Company. For purposes hereof, “Confidential Information” shall mean all information in any and all media which is confidential by its nature including, without limitation, data, technology, know-how, inventions, discoveries, designs, processes, formulations, models, customer lists and contact people, prices and any other trade and business secrets relating to any line of business in which the Company’s marketing and business plans relating to current, planned or nascent products.

(b)          The Executive shall not use Confidential Information for, or in connection with, the development, manufacture or use of any product or for any other purpose whatsoever except as and to the extent necessary for him to perform his obligations under this Agreement.

(c)          Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (a) Executive makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) Executive makes such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

(d)          Notwithstanding the foregoing, Confidential Information shall not include information which the Executive can evidence to the Company by appropriate documentation is in, or enters, the public domain otherwise than by reason of breach hereof by the Executive.

(e)          All Confidential Information made available to, or received by, the Executive shall remain the property of the Company, and no license or other rights in or to the Confidential Information is granted hereby. Within forty-eight hours of termination of employment for any reason Executive agrees that Executive will take all reasonable steps necessary to deliver to the Company headquarters either in person or by DHL or other courier (normal overnight collect) at Company expense all equipment, demonstration units and other property owned by the Company.  Executive understands and agrees that there is no circumstance under which Executive shall not take all reasonable steps necessary to return Company equipment, demonstration units and other Company property to the Company within forty-eight hours of any termination.  In addition, Executive will deliver to the Company promptly upon termination (and will not keep in Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns unless otherwise authorized by the Company.

(f)          All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession, and whether classified as Confidential Information or not, shall remain the exclusive property of the Company. Upon termination or expiration of this Agreement, or upon request by the Company at any time, the Executive shall promptly turn over to the Company all such files, records, reports, analyses, documents, and other material of any kind and in any medium concerning the Company which the Executive obtained, received or prepared pursuant to this Agreement without retaining any copies thereof in any medium.

(g)          The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all inventions (including patent rights) developed by the Executive during his employment by the Company (“Inventions”) and agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries. The foregoing shall not apply to inventions developed by the Executive exclusively on his own time without use of the Company’s equipment, supplies or facilities and which do not relate to the Company’s business or to work performed by the Executive for the Company.

(h)          Commencing on the date hereof and ending one (1) year after the last day of the Executive’s employment under this Agreement (irrespective of the reason for such termination) (the “Termination Date”), the Executive shall not, directly or indirectly, except on behalf and at the request of the Company: (i) control, manage, be employed or engaged by, provide services to or otherwise be connected with – whether as an individual proprietor, partner, officer, director, employee, consultant, 3% or greater shareholder, broker, finder, joint venturer or otherwise – any company or other entity which competes or intends to compete with the business then being conducted by the Company; (ii) sell, license, lease or otherwise transfer – or offer to sell, license, lease or otherwise transfer – any competitive products (i.e., products similar to and/or competing with those then being offered by the Company) to any of the “Company’s Customers” (as defined below), or (iii) render any services to any of the “Company’s Customers” of the type rendered by the Company to its customers generally or to any of its customers. As used herein, the “Company’s Customers” means and includes (x) customers of the Company with whom the Executive had business contacts during the course of his employment hereunder, and (y) anyone who is then a customer of the Company. This restrictive covenant is of the essence of the Agreement, and the Executive understands that he would not be offered employment by the Company were he not willing to make this commitment.

(i)          Commencing on the date hereof and ending two (2) years after the Termination Date (irrespective of the reason for such termination), the Executive shall not solicit nor in any manner encourage other employees of the Company to leave its employ. The Executive further agrees that during that two (2) year period he will not offer, or cause to be offered, employment to any person who was employed by the Company at any time during the three months prior to the termination of this Agreement.

The Executive acknowledges that the Company will be irreparably harmed if the Executive’s obligations under this Section 3 are not specifically enforced and that the Company would not have an adequate remedy at law in the event of an actual or threatened violation by the Executive of the Executive’s obligations. Therefore, and in addition to any and all other remedies to which it may be entitled, the Company shall be entitled to an injunction or any appropriate decree of specific performance for any actual or threatened violations or breach by the Executive without the necessity of the Company showing actual damages or that monetary damages would not afford an adequate remedy, and without posting a bond.

(j)          The provisions of this Section 3 shall survive the expiration or termination of this Agreement regardless of the reasons therefor. Furthermore, the period of time during which the restrictions set forth in subsections (f) and (g) above shall be in effect shall be extended by the length of time during which the Executive is in breach of any of the terms of such respective subsections.

4.          Prohibition on Trading While in Possession of Material Non-Public Information.

(a)          The Executive acknowledges that the Company is a publicly-listed company, and that the Executive is a “person having a duty of trust or confidence” as defined in Rule 10b5-2 promulgated under the United States Securities Exchange Act of 1934, as amended, and that the Executive is accordingly prohibited from trading in shares of the Company on the basis of material non-public information. The Executive covenants and agrees that the Executive will not trade in, or, without the express consent of the Company, exercise any option to purchase securities of the Company (“Company Shares”) (1) until at least two Trading Days (a “Trading Day” being a day on which the U.S. Financial markets are open for trading) have passed since such material information was released to the public, and (2) during the period beginning on the eleventh calendar day of the third month of each fiscal quarter and ending at the close of the second Trading Day following the release of quarterly or annual financial results. The Executive understands and acknowledges that the most appropriate time to trade in Company Shares is the period beginning on the third Trading Day and ending on the twelfth Trading Day following the release of quarterly or financial information, provided that during such period the Executive possesses no other material non-public information which is not disclosed in such release.

(b)          If at any time the Executive is working on securities matters regarding the Company, or is aware that the Company is offering or selling its own securities or is involved in a tender offer situation, the Executive shall consult with the General Counsel of the Company before trading in Company Shares.

(c)          The provisions of this Section 4 shall survive the expiration or termination of this Agreement regardless of the reasons therefor.

5.          Term and Termination. The term of the Executive’s employment under this Agreement shall be for the period commencing as of January 1, 2017, and ending on December 31, 2017 (the “Initial Term”) provided, however, that the term of this Agreement shall be automatically extended for additional terms of one (1) year each (each, an “Additional Term”) upon the end of the Initial Term and each Additional Term, unless either the Executive or the Company shall have given written notice to the other at least one hundred twenty days (120) days prior thereto that the term of this Agreement shall not be so extended (a “Non-Renewal”). Additionally, this Agreement may be terminated at any time as follows:

(a)          This Agreement shall terminate upon the death or incapacitation of the Executive. For purposes hereof, the Executive shall be deemed to be incapacitated if he is unable to perform his duties hereunder, as evidenced by a certificate(s) to that effect, signed by a doctor reasonably satisfactory to the Company, for a continuous period of one hundred fifty (150) days or for shorter periods aggregating more than two hundred (200) days in any period of twelve (12) consecutive months.

(b)          The Company shall have the right to terminate this Agreement and the employment relationship hereunder for Cause, at any time, by informing the Executive that such termination is for Cause and by further informing the Executive of the acts or omissions constituting cause. In such event, this Agreement and the employment relationship between the Company and the Executive shall be terminated as of the time Executive is informed that such termination is for Cause. For purposes hereof, “Cause” shall mean: (1) a breach of trust by the Executive, including, for example, but without limitation, commission of an act of moral turpitude, theft, embezzlement, self-dealing or insider trading; (2) the intentional or grossly negligent disclosure by the Executive of confidential information of or relating to the Company in violation of the restrictions in Section 3(a); (3) a material breach by the Executive of this Agreement and, if such breach is susceptible of remedy, the failure to remedy such breach within ten (10) business days after the Executive receives written notice from Arotech or the Company to the Executive identifying such breach and demanding such remedial action; (4) failure in any material respect to follow the reasonable directives of the Board of Directors of the Company; or (5) any act of, or omission by, the Executive which, in the reasonable judgment of the Company, amounts to a serious failure by the Executive to perform his responsibilities or functions or in the exercise of his authority, which failure, in the reasonable judgment of the Company, rises to a level of gross nonfeasance, gross misfeasance or gross malfeasance. Any notice of termination for cause must be in writing and must specifically identify the conduct forming the basis of such termination.

(c)          All Company benefits will cease upon the Termination Date, except as otherwise required by law; provided, however, that in the event that the Company terminates this Agreement without Cause, health insurance for the Executive and his immediate family will continue for a period of twelve months from the Termination Date or until the Executive commences employment that includes health insurance elsewhere, whichever is the sooner.  Further provided, however, that in the event such continuation is not permitted under the terms of the Company’s then-current health insurance plan, the Company will, instead, pay the COBRA premiums for such continuation coverage for a period of twelve months from the Termination Date or until the Executive commences employment that includes health insurance elsewhere, whichever is the sooner.

(d)          In the event the Company decides to terminate the Executive’s employment other than for Cause, including without limitation by Non-Renewal, or if the Executive’s employment is terminated by reason of his death or disability, or if the Executive terminates his employment within 60 days of (i) a reduction in the Executive’s salary, or (ii) any material uncured breach by the Company of any material provision of this Agreement, or (iii) a change of control of the Company, including (1) the dissolution or liquidation of the Company, or (2) a merger, consolidation, reorganization or similar transaction involving the Company (A) in which the Company is not the surviving corporation or other surviving entity, or (B) that results in the Company becoming a subsidiary of another corporation, or (3) a sale or other disposition of (A) a majority of the capital stock of the Company, or (B) all or substantially all of the assets of the Company to another corporation or other entity:

(i)          the Company will continue to pay the Executive’s salary through the end of the Term, and in addition will pay the Executive upon termination, in cash, severance equal to one year’s salary;

(ii)          the Company shall pay the Executive a bonus, pro rated based on the number of days in such year that occurred prior to the Termination Date, at the rate that would otherwise be payable pursuant to the provisions of Section 2(b) above for the year in which the termination occurs, based on the assumption that the Budgeted Number attained for the year in which termination occurs would be equal to an annualized version of the Budgeted Number attained through the Termination Date (but in no event shall such annualized Budgeted Number attained be deemed to be less than 100% of the Budgeted Number); and

(iii)          except in the event Non-Renewal, all of the Executive’s stock options, whether or not they have yet vested, shall immediately vest and shall be extended for a period of the earlier of (x) the expiration date thereof, and (y) the second anniversary of such termination, and all of the Executive’s restricted stock shall immediately become unrestricted and freely tradable (subject to applicable securities laws).

As a condition to receiving any payments described in this Section 5, the Executive shall execute and deliver to the Company within forty-five (45) days following the Termination Date, a separation and general release agreement in a form to be provided by the Company. Subject to Section 6(g), the salary continuation severance payments, if any, will be made beginning on the next regular pay date following the sixtieth (60th) day following the Termination Date. Subject to Section 6(g), any lump sum payment (including the pro-rated bonus) will be made on the next regular pay date following the sixtieth (60th) day following the Termination Date.

6.          Miscellaneous.

(a)          All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by facsimile transmission to the other party at the fax number set forth below, with a copy sent by first class mail or express courier to said party at the address set forth below, or to such other fax number and/or address as a party may hereinafter designate by notice to the other.  Notices shall be effective on the date they are sent by facsimile transmission if the facsimile transmission report confirms receipt by the receiving fax.

(b)          This Agreement shall be subject to, governed by and construed in accordance with the laws of the State of Michigan without regard to the conflict of laws provisions thereof. The Federal and state courts located in Washtenaw County, Michigan shall have exclusive jurisdiction and venue over any action brought to enforce the rights and obligations in or arising from this Agreement.

(c)          This Agreement contains the entire agreement between the Executive and the Company with respect to all matters relating to the Executive’s employment with the Company and will supersede and replace all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof. This Agreement may be amended, modified, or supplemented only by a written instrument signed by both of the parties hereto. No waiver or failure to act by either party with respect to any breach or default hereunder, whether or not the other party has notice thereof, shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature.

(d)          If any provision of this Agreement, under all the then relevant circumstances, is held to be invalid, illegal or unenforceable, the other provisions shall remain in full force and effect, and the relevant provision shall automatically be modified by substituting for the unenforceable provision an enforceable provision which most closely approximates the intent and economic effect of the invalid provision.

(e)          This Agreement shall inure to the benefit of the Company and its successors and assigns.

(f)          The headings contained in this Agreement are intended solely for ease of reference and shall be given no effect in the construction or interpretation of this Agreement.

(g)          All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”).  As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.  If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction.  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment.  In no event may Executive, directly or indirectly, designate the calendar year of payment.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 5(d) hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).  Any tax liability incurred by Executive under Section 409A is solely the responsibility of Executive.   In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive under Section 409A or damages for failing to comply with Section 409A.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the effective date set forth above:

/s/ Dean M. Krutty Dean M. Krutty	Arotech Corporation By: /s/ Thomas J. Paup Name and title: Senior VP and CFO